APPENDIX D - FAIRNESS OPINION

October 1, 2002

Board of Directors
PowerCerv Corporation
400 North Ashley Drive
Suite 2700
Tampa, Florida 33602

Gentlemen:

We have been advised that, based on the draft Asset Purchase Agreement dated September 20, 2002 (the "Asset Purchase Agreement"), by and among PCV Acquisition, Inc. ("PCV"), PowerCerv Corporation (the "Company"), PowerCerv Technologies Corporation ("PowerCerv Technologies"), and ASA International Ltd. ("ASA") (only with respect to certain provisions of the Asset Purchase Agreement), in exchange for (i) $500,000 cash, and (ii) a promissory note in the amount of $90,000 (the "Note") which is due six months after the closing of the Proposed Transaction (as defined below) (the "Purchase Price"), the Company will transfer rights, title and interest in all of the Company's assets (except certain excluded assets) and certain associated liabilities to ASA (through its ownership of PCV), including, but not limited to, (i) the software designed, developed, maintained, implemented, supported, licensed or sold by the Company,
(ii) all other intellectual property, (iii) all end-user software licenses, and
(iv) all contracts for software maintenance; provided however, that the Purchase Price will be adjusted dollar-for-dollar to the extent that the Net Tangible Assets (as defined in the Asset Purchase Agreement) are greater or less than zero (the "Proposed Transaction").

We have been retained to render an opinion as to whether, on the date of such opinion, the Proposed Transaction is fair, from a financial point of view, to the common shareholders of the Company.

We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Proposed Transaction. In addition, we have not been requested to seek or advise the Company on any alternatives to the Proposed Transaction. Further, our opinion does not address the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and we, among other things (i) reviewed documents relating to the Proposed Transaction, including the Term Sheet dated August 1, 2002 between the Company and ASA; the Asset Purchase Agreement; the Note; the draft Assignment and Assumption Agreement by and between PCV, the Company, and PowerCerv Technologies; the draft Bill of Sale of General Assignment of Assets to be executed by PCV, the Company and PowerCerv Technologies; the draft Assignment of Trademarks to be executed by the Company and PowerCerv Technologies; the draft Assignment of Copyrights to be executed by the Company and PowerCerv Technologies; and the draft Non-Competition Agreement by and between PCV, the Company and PowerCerv Technologies; (ii) reviewed publicly available financial information and other data with respect to the Company, including the annual report on forms 10-KSB and 10-KSB/A for the fiscal year ended December 31, 2001, and the quarterly report on form 10-QSB for the quarterly period ended March 31, 2002; (iii) reviewed draft financial statements for the quarterly period ended June 30, 2002; (iv) reviewed and discussed with representatives of the management of the Company certain information regarding the restructuring of the Company and the marketing of the Company to potential acquirors; (v) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses with respect to the business, operations and prospects of the Company; (vi) considered the historical financial results and present financial condition of the Company;
(vii) considered the historical financial results and present financial condition of ASA; (viii) reviewed and discussed with representatives of the management of the Company the pro forma effect of the Proposed Transaction on the Company's balance sheet; (ix) reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company and companies deemed comparable to the Company; (x) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (xi) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to the Company; (xii) reviewed and analyzed the Company's balance sheet under a liquidation premise; (xiii) inquired about and discussed the Proposed Transaction and other matters related thereto with Company management and its legal counsel; and (xiv) performed such other analyses and examinations as were deemed appropriate.

We have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not made a physical inspection of the properties and facilities of the Company, and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the Proposed Transaction will not be a taxable event to the Company shareholders.


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Board of Directors                                               October 1, 2002
PowerCerv Corporation                                                     Page 2

Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 30, 2002. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion.

The opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation with respect to any investment decision that might be made by any securityholders in conjunction with the Proposed Transaction. Capitalink does not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company's common stock will trade at any time in the future. Further, Capitalink does not express any opinion regarding the ability of ASA to pay the Note as it comes due.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Proposed Transaction is fair to the Company's common shareholders from a financial point of view.

In connection with our services, we have previously received a retainer and the balance of such fee will be payable upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in, any proxy materials, registration statements or other materials relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission.


Very truly yours,



CAPITALINK, L.C.


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